EXHIBIT 23-a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-117752 of Morgan Stanley (the "Registrant") on Form S-3 of our report dated February 23, 2004 (October 27, 2004 as to the effects of discontinued operations discussed in Note 26) included in Exhibit
99.1 to the Registrant's Current Report on Form 8-K filed October 28, 2004, and our report dated February 23, 2004 for the related financial statement schedule included in Schedule I to the Company's Annual Report on Form 10-K/A for the year ended November 30, 2003 (which reports each express an unqualified opinion and contain an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123," in 2003), and to the references to us under the heading "Experts" in each prospectus, which is part of this Registration Statement.




/s/ Deloitte & Touche
New York, New York
November 9, 2004